Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2007 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2007. Revenues for the quarter were $25.8 million, compared to $3.1 million for the same period in 2006. Revenues and net income for the fourth quarter were positively impacted by recognition of revenue associated with up-front and milestone payments from XenoPort’s collaborations with GlaxoSmithKline, Astellas Pharma Inc. and Xanodyne Pharmaceuticals, Inc. Net income for the fourth quarter was $2.5 million, compared to a net loss of $18.6 million for the same period in 2006. At December 31, 2007, XenoPort had cash and cash equivalents and short-term investments of $160.1 million.

XenoPort Business Highlights

XenoPort made significant progress in advancing its clinical development programs and meeting its business objectives since the beginning of 2007, including achievement of the following milestones:

  Announced positive, top-line results of two pivotal Phase 3 clinical trials of XP13512 as a potential treatment for patients with restless legs syndrome, or RLS.
  Astellas, XenoPort’s partner for the development and commercialization of XP13512 in Japan and five other Asian countries, initiated separate Phase 2 clinical trials of XP13512 in Japan for the potential treatment of patients with RLS and of patients with painful diabetic neuropathy, or PDN.
  Entered into an exclusive agreement with GSK in February 2007 to co-develop and commercialize XP13512 in the United States and other countries worldwide, excluding certain Asian countries previously licensed to Astellas.
  Completed a Phase 1 repeat dose clinical trial of XP19986 that identified a formulation suitable for once-daily dosing.
  Initiated separate Phase 2 clinical trials of XP19986 as a potential treatment of patients with gastroesophageal reflux disease, or GERD, and spasticity.
  Initiated a Phase 1 clinical trial of XP21279, a product candidate that will be evaluated for the treatment of patients with Parkinson’s disease.
  Entered into an exclusive agreement with Xanodyne in October 2007 that provided rights to Xanodyne to develop and commercialize XP21510 in the United States as a potential treatment for menorrhagia, or excessive menstrual bleeding.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are very pleased with our progress in advancing and broadening our pipeline of product candidates. Our agreements with Astellas, GSK and Xanodyne exemplify the types of business relationships that we believe will broaden the availability and maximize the commercial value of our product candidates.”

XenoPort 2008 Milestones

XenoPort plans to release top-line data from its third Phase 3 clinical trial of XP13512 for the treatment of RLS in the first quarter of this year. GSK has indicated that it plans to file the NDA in the third quarter of this year. In addition, GSK has announced its intention to initiate additional studies with XP13512 this year, including: polysomnography studies in RLS patients; studies in patients with post-herpetic neuralgia, or PHN, and PDN; and studies in migraine patients as a potential prophylactic treatment, pending agreement with the FDA.

XenoPort intends to report results from its Phase 1 clinical trial of XP21279 in the first quarter of 2008. XenoPort has indicated that results from separate Phase 2 clinical trials of XP19986 in spinal cord injury patients with spasticity and in patients with GERD may be available by the end of 2008.

XenoPort Fourth Quarter and Year-End 2007 Financial Results

Revenues for the fourth quarter of 2007 were $25.8 million, compared to $3.1 million for the same period in 2006. Revenues for the 12 months ended December 31, 2007 were $113.8 million, compared to $10.6 million for the same period in 2006. The increase in fourth quarter and 2007 revenues was principally due to recognition of revenue associated with XenoPort’s collaboration with GSK that commenced in February 2007.

Research and development expenses for the fourth quarter of 2007 were $19.9 million, compared to $19.8 million for the same period in 2006. Expenses in the quarter reflected a decrease in clinical and manufacturing costs for XP13512, offset by increased personnel costs resulting from increased headcount, including increased non-cash stock-based compensation. Research and development expenses for the 12 months ended December 31, 2007 were $74.4 million, compared to $65.4 million for the same period in 2006. The increase in expenses for the 12-month period was primarily due to increased development activities for XP19986, as well as increased personnel costs resulting from increased headcount, including increased non-cash stock-based compensation, partially offset by decreased expenses for XP13512 and XP21279.

General and administrative expenses were $5.6 million for the fourth quarter of 2007, compared to $3.6 million for the same period in 2006. General and administrative expenses were $18.7 million for the 12 months ended December 31, 2007, compared to $14.8 million for the same period in 2006. The increase for both periods was primarily due to increased personnel and related costs resulting from increased headcount, including non-cash stock-based compensation.

Net income for the fourth quarter of 2007 was $2.5 million, compared to a net loss of $18.6 million for the same period in 2006. Net income per diluted share was $0.09 for the fourth quarter of 2007, compared to a net loss per basic and diluted share of $0.76 for the same period in 2006. Net income for the 12 months ended December 31, 2007 was $28.2 million, compared to a net loss of $64.3 million for the same period in 2006. Net income per diluted share was $1.08 for the 12 months ended December 31, 2007, compared to a net loss per basic and diluted share of $2.91 for the same period in 2006.

Due to the recognition of revenues from up-front and milestone payments from the collaborations with GSK, Astellas and Xanodyne, XenoPort was profitable in the fourth quarter of 2007 and may have profitable quarters from time to time. However, while recognition of revenues from its collaborations resulted in a profitable year for 2007, XenoPort continues to expect to incur losses for the next several years.

At December 31, 2007, XenoPort had cash and cash equivalents and short-term investments of $160.1 million, which included payments of $11.0 million and $6.0 million that were received in the fourth quarter from GSK and Xanodyne, respectively.

2008 Financial Guidance

XenoPort anticipates its net use of cash for 2008 to be in the range of $55 million to $65 million, assuming the receipt of expected milestone payments under its various collaboration agreements.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the conference call via phone, dial 1-888-275-3514. International callers may access the call by dialing 1-706-679-1417.

The replay of the conference call may be accessed via the Internet, after 8:00 p.m. Eastern Time today, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 33536165.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has successfully completed two pivotal trials in its Phase 3 clinical program for the treatment of RLS and has successfully completed a Phase 2a clinical trial for the management of PHN. XenoPort has also reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with GERD.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and its partners’ future clinical development of XP13512 and the timing thereof; XenoPort’s future clinical development programs for XP19986 and XP21279 and the timing thereof; the release of additional clinical trial data and the timing thereof; the therapeutic and commercial potential of XP13512, XP19986 and XP21279; the suitability of XP19986 as a treatment for GERD and spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; the timing of future regulatory submissions, including the filing of a new drug application for XP13512 for RLS with the U.S. Food and Drug Administration; XenoPort’s and its partners’ future clinical trials; and financial guidance. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “plans,” “expects,” “will,” “intends,” “potential,” “may,” “could,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results of clinical trials; XenoPort’s or its partners’ ability to successfully conduct the clinical trials for XP13512, XP19986, XP21279 and XP21510 in the anticipated timeframes, or at all; the uncertainty of the FDA approval process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of its compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Securities and Exchange Commission on November 9, 2007. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort and Transported Prodrug are U.S. trademarks.

XNPT2F

XENOPORT, INC.
BALANCE SHEETS (Unaudited, in thousands)

	December 31,	December 31,
	2007	2006

Current assets:
Cash and cash equivalents	$17,961	$14,857
Short-term investments	142,180	103,997
Accounts receivable	1,392	2,796
Other current assets	2,682	1,332
Total current assets	164,215	122,982
Property and equipment, net	6,791	3,532
Long-term assets and other	1,871	2,151
Total assets	$172,877	$128,665
Current liabilities:
Current liabilities	$25,354	$20,955
Current borrowings	176	500
Total current liabilities	25,530	21,455
Other noncurrent liabilities	21,805	23,744
Noncurrent borrowings	5	181
Stockholders’ equity
Common stock	25	24
Additional paid-in capital and other	301,575	287,517
Accumulated deficit	(176,063)	(204,256)
Total stockholders’ equity	125,537	83,285
Total liabilities and stockholders’ equity	$172,877	$128,665
XENOPORT, INC.
STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006

Revenues:
Collaboration revenue	$25,761	$3,106	$113,822	$10,606
Total revenues	25,761	3,106	113,822	10,606
Operating expenses:
Research and development(a)	19,883	19,823	74,397	65,434
General and administrative(a)	5,599	3,639	18,652	14,834
Total operating expenses	25,482	23,462	93,049	80,268
Income (loss) from operations	279	(20,356)	20,773	(69,662)
Interest income	2,057	1,775	8,198	5,634
Interest expense	(11)	(36)	(156)	(285)
Income (loss) before income taxes	2,325	(18,617)	28,815	(64,313)
Income tax (benefit) provision	(126)	—	622	—
Net income (loss)	2,451	(18,617)	28,193	(64,313)
Basic income (loss) per share	$0.10	$(0.76)	$1.14	$(2.91)
Diluted income (loss) per share	$0.09	$(0.76)	$1.08	$(2.91)
Shares used to compute basic income (loss) per share	24,933	24,463	24,773	22,101
Shares used to compute diluted income (loss) per share	26,398	24,463	25,992	22,101

(a) Includes non-cash amortization of deferred stock-based compensation as follows:

Research and development	$1,332	$755	$5,044	$2,782
General and administrative	1,080	659	3,878	2,595
	$2,412	$1,414	$8,922	$5,377

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com